EXHIBIT 10.29
                                                                  -------------

                                    AGREEMENT

This agreement is entered into on this, the 28th day of April, 2000 by and between the International Academy of Science, 26900 E. Pink Hill Road, Independence, MO 64057 here-in-after referred to as "Academy", and Heartsoft Inc. 3101 North Hemlock Circle, Broken Arrow, OK 74012 here-in-after referred to as "Company".

RECITALS
Company has created and/or has the rights to certain products (See Exhibit A), which are proprietary to the Company. Academy is developing a program to distribute educational software to educational institutions as part of its Science Information System project. Academy desires to include Company's Products in this program. Academy and Company also desire that Academy produce copies of the Products on Content Servers for distribution and sale by Academy as more particularly set forth herein.


NOW, THEREFORE, in consideration of their mutual promises set forth below and other valuable consideration, the parties agree as follows:

1. DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings.

      a. "Contract Year" means a twelve month period ending on December 31 provided however, that the first Contract Year shall end on the second December 31 after the effective date of this agreement.

      b "Product(s)" means Company's product(s) listed on Exhibit A, and any improved versions of the product(s) introduced by Company from time to time.

      c. "Content Server" means a computer fileserver with a local area network interface that is preloaded and configured with products from one or more Companies.

      d. "Content Server Marketing" means the method of marketing and distributing Products by preloading Products on to a Content Server, and by offering, leasing, selling, subscribing, or otherwise conveying usage of Products by means of a Content Server.

      e. "General Purpose Server" means a Content Server that covers a wide range of subjects designed to be low cost and mass marketed.

      f. "Subject Server" means a Content Server focused on a narrow topic intended to provide subject depth. These will be more expensive Content Servers, and not as widely distributed as the General Purpose Servers.

      g. "Subscription" means providing a Content Server to a customer for payment of a fee on a repeating basis.

      h. "Fees" mean payments received by Academy from customers for use of Product on Content Servers. Fees become payable to Company when invoiced by Academy.

      I. "Usages" mean the number of users that can simultaneously access Company Product(s) loaded on a Content Server.

2.    LICENSING OF PRODUCT FOR DISTRIBUTION

2.1 SUPPLY OF MASTER. The Company will deliver to Academy a single copy of the product that will be considered a product master. This will include a version of the user manual in electronic form. The master can be copied onto Academy's Content Servers for the purpose of distribution. As new versions of the product become available Company will provide a copy to Academy.
2.2 SUITABILITY OF PRODUCT. The parties acknowledge and agree that the determination of suitability of Product for inclusion to a specific Content Server will be solely determined by Academy.

3.       PRICES AND PAYMENT.

3.1 LICENSE AND USAGE FEES. The license fees and usage fees for the Products are as set forth on Exhibits A and B.

3.2 TAXES. Academy shall be responsible for all VAT, sales, use and other similar taxes applicable to Content Server supplied under this Agreement.

3.3 REPORTS AND PAYMENTS. Academy shall provide quarterly reports to Company detailing the distribution of Company's products during the quarter. Payment shall accompany the quarterly reports.

      Each time a Product is loaded on a Content Server, a fee shall be collected by Academy from the User and paid to Company. The Fee for each Product is listed on Exhibit A which is attached. The basic Fee allows the user two Usages of the Product. Additional Usages can be obtained by the customer. The Fee for additional Usages is also stipulated in Exhibit A. Academy reserves one half of the Fees collected for additional Usages as an administrative charge.

      Products shall also be offered to schools on a Subscription basis. Customers will pay the subscription fee on a regular basis according to the rate set forth on Exhibit B. The General Purpose Fee and the Subject Server fee will be paid to Company. Academy will administer the Usage Fee and will retain one-half as an administration charge.

4.       SOFTWARE LICENSE.

Academy is granted a non-exclusive license during the term of this Agreement to use and further sublicense the right to use the Products in accordance with the terms of this Agreement. Supplier shall retain all ownership right, title and interest in the Products furnished to Academy pursuant to this Agreement.

5.       COPYRIGHT NOTICES.

Company shall maintain and place on Product and Product manuals appropriate copyright notices. Academy agrees to reproduce Product with copyright notices intact.

6.       PRODUCT WARRANTY, DISCLAIMER OF WARRANTIES AND LIMITATION OF LIABILITY.

6.1 PRODUCT WARRANTY. Company warrants to Academy and Academy's customers that the products licensed hereunder shall be free from defects in materials and workmanship and shall conform in all material respect to the Specifications.

6.2 DISCIAIMER OF WARRANTIES. COMPANY GRANTS NO OTHER WARRANTY, EITHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMlTATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

6.3 LIMITATION OF LIABILITY. COMPANY SHALL IN NO EVENT BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATING TO THE SALE OR USE OF COMPANY'S PRODUCTS, WHETHER OR NOT SUPPLIERS HAS ADVANCE NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.

7.    INDEMNIFICATION.

Company shall indemnify, hold harmless and defend Academy against any action brought against Academy to the extent that such action is based on a claim that any unmodified Product, when used in accordance with this Agreement, infringes a United States copyright or Patent and Company shall pay all costs, settlements and damages finally awarded; provided, that Academy promptly notifies Company in writing of any claim, gives Company sole control of the defense and settlement thereof and provides all reasonable assistance in connection therewith. If any Product is finally adjudged to so infringe, or in Company's opinion is likely to become the subject of such a claim, Company shall, at its option, either: (i) procure for Academy the right to continue using and distributing the Product
(ii) modify or replace the Product to make it non-infringing, or (iii) refund the license or usage fees paid upon removal of the Product from the master copy of the Content Server containing product. Company shall have no liability regarding any claim arising out of use of other than an unaltered release of the Product or use of the Product in combination with non-Company products, data or equipment if the infringement was cause by such combination. THE FOREGOING STATES THE ENTIRE LIABILITY OF COMPANY AND THE EXCLUSIVE REMEDY FOR ACADEMY RELATING TO INFRINGEMENT OR CLAIMS OF INFRINGEMENT OF ANY COPYRIGHT OR OTHER PROPRIETARY RIGHT BY THE PRODUCTS.

8.   PROPRIETARY INFORMATION.

8.1 PROTECTION OF PROPRIETARY INFORMATION. Company and Academy agree to keep in confidence and not disclose to others all knowledge, information and data furnished to either by the other party and claimed by the other party to be proprietary, provided such information is given in writing or, if oral, is reduced to writing with thirty (30) days and such writing is marked to indicate the claims of ownership and/or secrecy. Company and Academy agree that neither shall use, nor reproduce for use in any way, any proprietary information of the other except in furtherance of the relationship set forth herein. Company and Academy agree to protect the proprietary information of the other with the same standard of care and procedures used by each to protect its own proprietary information of similar importance but at all times using at least a reasonable degree of care.
8.2 LIMITATIONS. Section 8.1 shall not be applicable and shall impose no obligation on a party with respect to any portion of proprietary Information which:

      A. Was at the time received or which thereafter becomes, through no act or failure on the part of such party, generally known or available to the public;

      B. Is known to such party at the time of receiving such information as evidenced by documentation then rightfully in the possession of either party;

      C. Is furnished to others by the other party without restriction of disclosure;

      D. Is thereafter rightfully furnished to such party by a third party without restriction by that third party on disclosure; or

      E. Has been disclosed pursuant to the requirements of law or court order without restrictions or other protection against public disclosure; provided, however, that the other party shall have been given a reasonable opportunity to resist disclosure and/or to obtain a suitable protective order.

8.3 SURVIVAL. The covenants of confidentiality set forth herein shall survive and continue and be maintained from the Effective Date hereof until three
      (3) years after termination of this Agreement.


9.       TERM AND TERMINATION.

9.1 TERM. The initial term of this Agreement shall commence upon the Effective Date and shall continue for a period of two (2) Contract Years (the "Initial Term"). Thereafter, this Agreement shall be renewed for successive two (2) year terms unless terminated by either party by ninety (90) days written notice given on or before the commencement of any renewal term.

9.2   TERMINATION. This Agreement may be terminated as follows:

         a.   At any time upon mutual written agreement of the parties;
         b. By either party if (i) the other party is in material breach of its obligations hereunder and such breach continues uncured for a period of thirty (30) days after written notice to the defaulting party, or (ii) the other party makes a general assignment for the benefit of its creditors, appoints or has appointed a receiver, trustee in bankruptcy or similar officer to take charge of all or part of its property, files or has a petition filed against it in any bankruptcy (unless such petition is dismissed within sixty
               (60) days of its filing), and/or is adjudged insolvent or bankrupt.

10.       EXPORT REQUIREMENTS.

The Products and any documentation and all related technical information or materials are subject to export controls and U.S. Government export regulations. Distributor will comply strictly with all legal requirements established by the U.S. Department of Commerce.

EXCLUSIVITY.

Academy acknowledges and agrees that Company has retained for itself and/or granted to others marketing rights to distribute and sell Products in other forms and formats, and that this agreement for distribution on content servers in non-exclusive.

12.      MISCELLANEOUS.

12.1 SUCCESSORS END ASSIGNS. The rights and obligations of either party shall not be transferable without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. All obligations of the parties herein shall be binding upon their respective successors or assigns.

12.2 CHOICE OF LAWS. This Agreement shall be governed by, and its terms shall be construed in accordance with, the laws of the State of Missouri.

12.3 WAIVER. No waiver or breach of any term or condition of this Agreement shall operate as a waiver of any other breach of such term or condition, or of any other term or condition, nor shall any failure to enforce any provisions hereunder operate as a waiver of such provision or any other provision hereunder.

12.4 SEVERABILITY. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, except in those instances where removal or elimination of such invalid, illegal, or unenforceable provision or provisions would result in a failure of consideration under this Agreement, such invalidity, illegality or un-enforceability shall not effect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

12.5 NOTICES. All notices hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, one day after delivery to a nationally recognized overnight delivery service, charges prepaid, three days after being sent by registered or certified mail, postage prepaid , to the parties at their respective addresses set forth above, or to such other address as any party shall have specified by notice to the other in accordance with this Section. Purchase orders, forecasts and other routine business forms (and any notices not sent in accordance with the foregoing) shall be effective only upon receipt.

12.6 HEADINGS. Headings used in this Agreement are for the purpose of reference only and are not to be considered in construction or interpretation of this Agreement.

12.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument.

12.8 ENTIRE AGREEMENT. This Agreement, including the Exhibits, contains the entire Agreement between the parties relating to the subject matter hereof. All prior agreements and all prior negotiations, representations and communications relating to the same subject are superseded by this Agreement. This Agreement may not be modified other than by a written document signed by an authorized representative of each party.

12.9 INDEPENDENT ENTITIES. Neither party shall, for any purpose, be deemed to be an agent of the other party and the relationship between the parties shall only be that of independent entities.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives the day and year first set forth above:


  International Academy of Science            Heartsoft Inc.

  /s/ Paul A. Cherry                          /s/ Nita Seng

  Dr. Paul A. Cherry, Administrator           Nita Seng, V P Sales and Marketing

4/28/00
                                    EXHIBIT A
                      COMPANY PRODUCT LIST AND LICENSE FEES




                                    EXHIBIT B
                      COMPANY PRODUCT LIST AND LICENSE FEES


4/28/00